UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2006

Brandywine Operating Partnership, L.P.
(Exact name of Registrant as specified in charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-24407 (Commission file number)	23-2862640 (I.R.S. Employer Identification Number)

555 East Lancaster Avenue, Suite 100
Radnor, Pennsylvania 19087
(Address of principal executive offices)

(610) 325-5600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation.

     On September 28, 2006, Brandywine Realty Trust, a Maryland real estate investment trust (the “Company”), and its operating partnership subsidiary, Brandywine Operating Partnership, L.P., a Delaware limited operating partnership (the “Operating Partnership”), entered into a Purchase Agreement (the “Purchase Agreement”) with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc. and Lehman Brothers Inc. (the “Initial Purchasers”) providing for the sale by the Operating Partnership and the purchase by the Initial Purchasers of $300 million aggregate principal amount of 3.875% Exchangeable Guaranteed Notes due 2026 (the “Notes”). The Purchase Agreement also granted the Initial Purchasers an option to purchase up to $45 million aggregate principal amount of the Notes to cover over-allotments, if any. The Company has fully and unconditionally guaranteed payment of principal of and interest on the Notes. The closing of the sale of the $300 million aggregate principal amount of the Notes occurred on October 4, 2006.

     On October 16, 2006, the Operating Partnership issued an additional $45 million aggregate principal amount of Notes in connection with the exercise in full of the Initial Purchasers’ over-allotment option. As a result of the issuance of Notes pursuant to the Initial Purchasers’ over-allotment option, there is a total of $345 million aggregate principal amount of the Notes issued and outstanding. The Operating Partnership will invest the net proceeds of the sale of the additional $45 million aggregate principal amount of the Notes, which, after deducting the Initial Purchasers’ discount and estimated offering expenses, are estimated to be approximately $44.1 million, in government or other short-term, rated securities pending the Operating Partnership’s intended redemption of its $300 million Floating Rate Guaranteed Notes due 2009 on January 2, 2007. The Operating Partnership issued the Floating Rate Notes on March 28, 2006.

     The information set forth in Items 1.01 and 2.03 of the Current Reports on Form 8-K filed by each of the Company and the Operating Partnership on October 4, 2006 (the “Form 8-Ks”), including additional information pertaining to the Notes, is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

     On October 16, 2006, the Operating Partnership issued an additional $45 million aggregate principal amount of Notes in connection with the exercise in full of the Initial Purchasers’ over-allotment option. The net proceeds of the sale of the additional $45 million aggregate principal amount of the Notes, after deducting the Initial Purchasers’ discount and estimated offering expenses of $50,000 are estimated to be approximately $44.1 million.

     Additional information pertaining to the Notes is contained in Item 2.03 of this report and in Items 1.01 and 2.03 of the Form 8-Ks and is incorporated herein by reference.

     The Company offered and sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Initial Purchasers then sold the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement.

     The Notes and the underlying common shares of beneficial interest, par value $0.01 per share, of the Company issuable upon exchange of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

     SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BRANDYWINE OPERATING PARTNERSHIP, L.P., BY: BRANDYWINE REALTY TRUST, ITS GENERAL PARTNER
Date: October 17, 2006	By:	/s/ Gerard H. Sweeney

Gerard H. Sweeney President and Chief Executive Officer